[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.9

License Agreement

by and between

UCB BIOPHARMA SPRL

and

ZAI LAB (HONG KONG) LIMITED

September 17, 2015

EXECUTION VERSION

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

List of Exhibits

Exhibit A	Development Plan

Exhibit B	Structure of UCB3000

Exhibit C	Technology Transfer

Exhibit D	UCB Compound Patents

Exhibit E	UCB Format Patents

Exhibit F	ZAI Background Patents

Exhibit G	Sample Royalty Calculation

Exhibit H	Press Release

Exhibit I	Dispute Resolution

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

License Agreement

This License Agreement (this “Agreement”), dated as of September 17, 2015 (the “Effective Date”), is made by and between UCB Biopharma Sprl, a Belgian limited liability company (“UCB”) and Zai Lab (Hong Kong) Limited, a corporation organized and existing under the laws of Hong Kong (“ZAI”). UCB and ZAI are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, UCB owns certain intellectual property rights and know-how with respect to a proprietary compound known as “UCB3000”;

WHEREAS, ZAI is a company focused on the development of innovative drug candidates and is desirous of obtaining from UCB certain license rights to develop and commercialize the UCB3000 compound into commercial products; and

WHEREAS, ZAI is willing to develop, manufacture and commercialize product(s) containing UCB3000 and funding all costs associated with all such activities.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions.

The following capitalized terms as used in this Agreement, whether in the singular or plural, will have their respective meanings as set forth below:

1.1 “Affiliate” means with respect to a Party any entity which (directly or indirectly) is controlled by, controls, or is under common control with, such Party. For the purposes of this definition, the terms “control” and “controlled” mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of an entity, or such other relationship as results in actual control over the management, assets, business and affairs of such entity.

1.2 “BLA” means a Biologics License Application filed with the FDA (including amendments and supplements thereto) to obtain Regulatory Approval in the U.S., or any corresponding applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country or region in the Territory.

1.3 “Commercialize” or “Commercialization” means any and all activities related to the import, export, marketing, detailing, promotion, distribution and/or sale of a pharmaceutical product in a country or region in the Territory pursuant to and accordance with the Marketing Authorizations for such product in such country or region.

1.4 “Commercially Reasonable Efforts” means that the level of efforts to be expended by a Party under this Agreement with respect to the research, discovery, Development, Manufacture and/or Commercialization of Licensed Compounds and Licensed Products will be consistent with the level of reasonable, diligent, good faith efforts and resources that would normally be used by such Party (whether acting alone or through its Affiliates) for a pharmaceutical product of similar commercial potential at a similar stage in its lifecycle, and taking into account issues of safety and efficacy, product profile, market and profit potential, the patent and other proprietary position of the product, the then current competitive environment for such product, the likely timing of such product’s entry into the market, the regulatory environment, and other relevant scientific, technical and commercial factors. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Licensed Product, and it is acknowledged and understood that the level of efforts will be different for different markets and will change over time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

1.5 “Confidential Information” means any and all proprietary and/or confidential data, information or Know-How, of whatever kind and in whatever form or medium, that is disclosed by or on behalf of a Party to the other Party during the Term and in connection with this Agreement, including, without limitation, the UCB Know-How, ZAI Background Know-How, and Development Know-How. For clarity, all Development Know-How and ZAI Background Know-How will be considered Confidential Information of ZAI, all UCB Know-How will be considered Confidential Information of UCB, but during the Term of this Agreement, all UCB Compound Know-How will be considered Confidential Information of both Parties.

1.6 “Control” or “Controlled” means, with respect to any Know-How, Materials, Patent Rights, or other intellectual property, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party of the ability to grant (and/or to ensure that its Affiliates grant) to the other Party the licenses, sublicenses, and/or rights to access and use, such Know-How, Materials, Patent Rights, or other intellectual property, as provided for herein without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would be required hereunder to grant such license, sublicense, and/or rights of access and use.

1.7 “Covers” means, with reference to Patent Rights, that the performance of one or more activities related to the Development, Manufacture or Commercialization of a Licensed Compound or Licensed Product (or the use of any Materials in connection therewith) would infringe at least one claim of such Patent Right in the country(ies) in which such activities occur.

1.8 “Develop” or “Development” means to engage in research and development activities intended to research, discover or develop Licensed Compounds and/or to support INDs, BLAs or other Regulatory Approvals for Licensed Products, including, without limitation, (i) development of the applicable active drug substance(s), (ii) toxicology, pre-clinical and clinical drug development activities, (iii) clinical trials (except for Phase IV Studies), (iv) assay/test method development, validation and stability testing, (v) formulation development, (vi) manufacture of pre-clinical, clinical and commercial supplies, and manufacturing process development, scale-up and validation, (vii) quality assurance/quality control, statistical analysis, and regulatory affairs (including without limitation the preparation, submission and maintenance of all INDs and BLAs for the Licensed Products), and (viii) to have any of the activities described in (i)-(vii) performed.

1.9 “Development Costs” means any and all internal and out-of-pocket costs and expenses incurred by or on behalf of ZAI, its Affiliates and/or Sublicensees in connection with the Development of the Licensed Products in the Territory pursuant to this Agreement. For clarity, Development Costs shall include, without limitation, the costs of manufacturing, any pre-clinical studies, Phase I Studies, Phase II Studies, Phase III Studies, Phase IV Studies, and any post-approval studies that are required by Regulatory Authorities as a condition to receiving Regulatory Approval for the Licensed Product.

1.10 “Development Forum” means the joint development forum to be established by the Parties pursuant to Section 4.2.

1.11 “Development IP” means Development Know-How and Development Patents.

1.12 “Development Program” means the program of Development activities to be undertaken by and on behalf of ZAI, its Affiliates and/or Sublicensees to obtain and maintain Regulatory Approvals for one or more Licensed Products in the Territory, all as more fully described on the development plan attached hereto as Exhibit A as amended by the JSC pursuant to Section 3.2(c)(ii) (the “Development Plan”). For clarity, all Development activities related to Licensed Compounds and Licensed Products undertaken by or on behalf of ZAI or any of its Affiliates or Sublicensees will be considered as part of a Development Program.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

1.13 “Development Know-How” means any and all Know-How generated as a result of activities performed pursuant to the Development Program.

1.14 “Development Patents” means any and all Patent Rights filed by or on behalf of ZAI to Cover any Development Know-How.

1.15 “EMA” means the European Medicines Agency and any successor agency thereto.

1.16 “EU” means the organization of member states of the European Union, including as it may be constituted from time to time.

1.17 “[*]” means a [*] comprising [*] or [*], said [*] which has [*].

1.18 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.19 “Field” means the treatment, prevention and diagnosis of any and all diseases in humans.

1.20 “First Commercial Sale” means the first sale for use or consumption of any Licensed Product in a country or region in the Territory after a Regulatory Approval, Marketing Authorization and/or Expanded Access/Compassionate Use authorization (as defined by 21 C.F.R. part 312 subpart 1 or any analogous laws or regulations in other countries in the Territory) for the Licensed Product has been obtained in such country or region.

1.21 “Generic Product” means, with respect to a particular Licensed Product being Commercialized in a country or region in the Territory, a pharmaceutical product that (i) contains the same active ingredient(s), or is biosimilar or highly similar to or interchangeable with the Licensed Product, as determined by the relevant Regulatory Authority; and (ii) is being sold in such country or region by a Third Party; provided that such product is not being sold pursuant to a license or sublicense granted by ZAI or any of its Affiliates for such country or region, and/or was not manufactured and supplied to such Third Party by or on behalf of ZAI or its Affiliates for resale in such country or region.

1.22 “IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.23 “JSC” means the Joint Steering Committee established by the Parties pursuant to Section 3.2(a).

1.24 “Know-How” means any and all proprietary commercial, technical, scientific and other data, information, trade secrets, knowledge, technology, methods, processes, formulae, instructions, techniques, designs, drawings and specifications (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols) that is related to Licensed Compounds, Materials, Licensed Products, [*] and/or the manufacture or use thereof.

1.25 “Lead Party” means the Party having primary responsibility for the Prosecution of a particular Patent Right pursuant to this Agreement.

1.26 “Licensed Compound” means UCB3000, UCB’s proprietary antibody against OX40 and having the structure set forth in Exhibit B, and any fragment, conjugate, derivatives or modifications thereof that can compete with UCB3000 for binding to OX40.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

1.27 “Licensed Product” means any pharmaceutical composition or preparation containing, as an active pharmaceutical ingredient, a Licensed Compound. For clarity purposes, multiple formulations that contain the same Licensed Compound will be deemed one single Licensed Product.

1.28 “Made” means, with respect to a specific invention, the conception and reduction to practice (whether constructive or otherwise).

1.29 “Major EU Countries” means France, Germany, Italy, Spain and the United Kingdom.

1.30 “Manufacture” or “Manufacturing” means any and all activities related to the manufacture, formulation and packaging of Licensed Compounds and/or Licensed Products, including, without limitation, related quality control and quality assurance activities. For clarity, the Manufacture of pre-clinical, clinical and commercial supplies and Manufacturing activities related to process development and scale up work will also be considered part of Manufacturing.

1.31 “Marketing Authorization” means, with respect to a country or region in the Territory, all Regulatory Approvals and Pricing Approvals necessary to import, distribute, market and sell a pharmaceutical product in such country or region.

1.32 “Materials” means any tangible chemical or biological research materials that are provided or otherwise made available by one Party to the other Party for use in performance of the Development Program (including, without limitation, samples of DNA, RNA, clones, cells, proteins, tissue samples, animals, together with any components, derivatives or progeny thereof); provided, however, that Materials shall not include any Licensed Compounds or Licensed Products

1.33 “Net Sales” means, with respect to any Licensed Product, all amounts invoiced or otherwise charged for the sale, transfer or other disposition of such Licensed Product by a Party, its Affiliates, or any permitted Sublicensee, less, to the extent actually incurred and attributable to such revenues, the following deductions with respect to such sales to the extent that such amounts are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented in accordance with IFRS to be specifically attributable to actual sales of such Licensed Product:

(a) discounts (including, without limitation, cash discounts, quantity discounts and patient discount program discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers (a “Discount”) whether in cash or trade; provided, however, that where any such Discount is based on sales of a bundled set of products in which such Licensed Product is included, the Discount shall be allocated to such Licensed Product on a pro rata basis based on the [*] (i.e., [*]) of the Licensed Product relative to the [*] contributed by the other constituent products in the bundled set, with respect to such sale;

(b) credits or allowances actually granted upon claims, damaged goods, rejections or returns of such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c) freight out, postage, shipping and insurance charges for delivery of such Licensed Product to the extent included in the gross invoice amount; and

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including, without limitation, value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for available rebates, credits and refunds, to the extent included in the gross invoiced amount and not paid directly by the Third Party, but not including taxes when assessed on income derived from such sales.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Net Sales shall not include any payments among a Party, its Affiliates and permitted sublicensees for Licensed Products that are to be resold by them (so long as such resale is included in Net Sales hereunder). If any Licensed Product is sold, transferred or otherwise disposed of for value in an arrangement that is not an arm’s-length market transaction with respect to such Licensed Product including, without limitation, where Licensed Products are sold at a discount in exchange for other benefits not captured in the invoiced amounts (whether due to premium pricing on other products sold by a Party, the receipt of bartered goods, a price markdown to distributors or contract sellers to reimburse them or account for marketing, promotion and/or sales costs incurred by such distributors or contract sellers, or other arrangements for additional consideration), and the price of the Licensed Product to be used to calculate Net Sales is less than the price in an average arm’s-length market transaction, then “Net Sales” with respect to such transaction shall be based upon the fair market price, as of the date of such sale, transfer or other disposition in an average arm’s-length market transaction in such country.

Where a Licensed Product is a Combination Product, or where a Licensed Product is sold together with other pharmaceutical products for a single price, whether sold together in the same package, or merely price bundled (a “Bundled Product”), then for the purposes of calculating the Net Sales payable under this Agreement such Licensed Product shall be deemed sold for an amount equal to the following:

(X divided by Y) multiplied by Z

where X is the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposal occurred when (as applicable) (a) such Licensed Product contains only a Licensed Compound and no other active compound, or (b) the Licensed Product is sold alone and not as part of a Bundled Product;

Y is the sum of the average sales price during the applicable reporting period generally achieved in that country (as applicable) (a) of each active compound included in the Combination Product when such compound is sold as a separate product and not as part of a Combination Product; or (b) of each product included in the Bundled Product when such product is sold separately for a single price; and

Z equals the single price at which the Combination Product or Bundled Product (as appropriate) represented in Y was actually sold.

1.34 “Patent Rights” means any and all patents and patent applications in the Territory (which for purposes of this Agreement shall include certificates of invention and applications for such certificates), including, without limitation, any divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, extensions (including, without limitation, U.S. pediatric exclusivity patent extensions), registrations, supplementary protection certificates and renewals of any such patents or patent applications, together with foreign equivalents of any of the foregoing, that Cover any Licensed Compounds, Materials or Licensed Products, and/or the manufacture, formulation or use thereof.

1.35 “Patent Costs” means the documented out-of-pocket costs and expenses incurred for the Prosecution of Patent Rights in the Territory, including without limitation, the reasonable costs of outside patent counsel or agents.

1.36 “Phase I Study” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. 312.21(a) (as amended) (whether or not such trial is for the FDA), but which is not a Phase II Study, Phase III Study or Phase IV Study.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

1.37 “Phase II Study” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) (as amended) (whether or not such trial is for the FDA), but which is not a Phase III Study or Phase IV Study.

1.38 “Phase III Study” means a large scale human clinical trial in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) (as amended) (whether or not such trial is for the FDA), but which is not a Phase IV Study.

1.39 “Phase IV Study” means a clinical study or data collection effort for a Licensed Product that is initiated in one or more countries after the receipt of Regulatory Approval in such country(ies) and is principally intended to support the Commercialization of such Licensed Product in such country/countries and not to support or maintain the same or any additional Regulatory Approvals or otherwise obtain any labeling change. Phase IV Studies shall include, without limitation, clinical experience trials, but shall exclude post-approval studies that are required by a Regulatory Authority as a condition to receiving Regulatory Approval.

1.40 “Pricing Approvals” means in those countries in the Territory where Regulatory Authorities approve or determine pricing or pricing reimbursement for pharmaceutical products, such approval or determination.

1.41 “Prosecute” or “Prosecution” means in relation to any Patent Rights, (a) to prepare and file patent applications, including, without limitation, re-examinations or re-issues thereof, and represent applicant(s) or assignee(s) before relevant patent offices or other relevant governmental authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (b) to defend all such applications against Third Party oppositions, (c) to secure the grant of any Patent Rights arising from such patent application, (d) to maintain in force any issued Patent Right (including, without limitation, through payment of any relevant maintenance fees), and (e) to make all decisions with regard to any of the foregoing activities.

1.42 “Regulatory Approval” means, with respect to a country or region in the Territory, any and all approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market and sell a pharmaceutical product in such country or region, but not including Pricing Approvals.

1.43 “Regulatory Authority” means the FDA, the EMA, and any other analogous government regulatory authority or agency involved in granting approvals (including any required pricing and/or reimbursement approvals) for the Manufacture and/or Commercialization of pharmaceutical products in the Territory.

1.44 “Regulatory Exclusivity Period” means any period of data, market or other regulatory exclusivity (as distinct from and excluding any exclusivity arising under Patent Rights) for a Licensed Product in a country or region in the Territory under applicable laws, rules and regulations in such country or region which prevents any unlicensed Third Party from marketing, promoting or selling a Generic Product in such country or region, including, without limitation, any such exclusivity provided in countries in the EU under national laws and regulations implementation Section 10.1(a)(iii) of Directive 2001/EC/83 or any analogous laws or regulations in other countries in the Territory.

1.45 “Sublicensee” means a Third Party that is granted a sublicense to Develop, Manufacture and Commercialize the Licensed Compound and/or Licensed Product in one or more countries in the Territory as permitted under Section 2.1(b).

1.46 “Technology Transfer” means delivery by UCB to ZAI of all UCB documentation and technical knowledge specific or otherwise necessary or reasonably useful to the Licensed Compound, including [*]. For purposes of this Agreement, [*] the delivery requirement set forth in the immediately preceding sentence and, [*]. Technology Transfer shall also include the transfer of an initial supply of the Licensed Compound in UCB’s possession as of the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

1.47 “Technology Transfer Date” means [*] after execution of the Agreement.

1.48 “Territory” means worldwide.

1.49 “Third Party” means any person or entity other than UCB, ZAI and their respective Affiliates.

1.50 “UCB Compound Know-How” means any Know-How that is Controlled by UCB or any of its Affiliates as of the Effective Date related to the Research, Development and/or Commercialization of the Licensed Compound. The UCB Compound Know-How specifically excludes any and all proprietary know-how pertaining to [*] (and [*] and/or [*]).

1.51 “UCB Compound IP” means the UCB Compound Know-How and UCB Compound Patents.

1.52 “UCB Compound Patents” means those Patent Rights listed on Exhibit D (for clarity, including any divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, extensions (including, without limitation, U.S. pediatric exclusivity patent extensions), registrations, supplementary protection certificates and renewals of such Patent Rights, together with foreign equivalents of any of the foregoing).

1.53 “UCB Format Know-How” means any proprietary Know-How that is Controlled by UCB or any of its Affiliates as of the Effective Date pertaining to the [*].

1.54 “UCB Format IP” means the UCB Format Know-How and UCB Format Patents.

1.55 “UCB Format Patents” means those Patent Rights listed on Exhibit E (for clarity, including any divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, extensions (including, without limitation, U.S. pediatric exclusivity patent extensions), registrations, supplementary protection certificates and renewals of such Patent Rights, together with foreign equivalents of any of the foregoing).

1.56 “UCB IP” means the UCB Compound IP and UCB Format IP.

1.57 “UCB Know-How” means the UCB Compound Know-How and UCB Format Know-How.

1.58 “UCB Patents” means the UCB Compound Patents and UCB Format Patents.

1.59 “United States” or “U.S.” means the United States of America, including its territories and possessions, and the District of Columbia.

1.60 “United States dollars” “U.S. dollars” “USD” or “$” shall all mean United States dollars.

1.61 “Valid Claim” means a [*], and/or a [*] of an issued and unexpired Patent Right which has not been revoked or held invalid or unenforceable by a final decision of a court or other governmental agency of competent jurisdiction with no further possibility of appeal.

1.62 “ZAI Background Know-How” means any and all Know-How that is Controlled by ZAI or any of its Affiliates as of the Effective Date.

1.63 “ZAI Background IP” means the ZAI Background Know-How and ZAI Background Patents.

1.64 “ZAI Background Patents” means those Patent Rights in the Territory listed on Exhibit F (it being expressly understood that Exhibit E will be filled in at a later time following the Effective Date, as more fully described on Exhibit F).

1.65 “ZAI IP” means the ZAI Background IP and the Development IP.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

2.	License Grants.

2.1 Licenses by UCB. UCB hereby grants to ZAI (a) an exclusive (even as to UCB) license in the Territory under the UCB Compound IP to Develop, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field; and (b) a non-exclusive, non-sublicenseable, non-transferable license in the Territory under the UCB Format Know-How as it relates to the more general UCB3000 antibody format and the Manufacturing process and use thereof; and (c) a limited, exclusive, non-sublicenseable, non-transferable license under the UCB Format Patents strictly limited to the Licensed Compounds and Licensed Products (it being expressly understood, however, that UCB is not granting to ZAI exclusive rights under any UCB Format Know-How). For clarity, the foregoing license includes, without limitation, an exclusive license in the Territory under the UCB Compound Patents to make, have made, import, export, use, offer for sale and sell Licensed Products in the Field in the Territory. The exclusive licenses granted to ZAI under this Section 2.1 to the UCB Compound IP shall be sublicenseable by ZAI; provided that any such sublicense is granted in accordance with and complies with the terms of Section 2.1(b). The provisions above and elsewhere herein are intended to permit ZAI to enter into manufacturing agreements with CMO’s for the Manufacture of Licensed Compounds and/or Licensed Products, provided that the provisions of any such agreements are consistent with and meet the requirements of this Agreement.

(a) Retained Rights. The Parties agree that UCB will retain (i) a non-exclusive, non-sublicenseable, non-transferable, fully paid-up, royalty-free license to access and use the Licensed Compound under the UCB IP in the Territory for UCB’s own research purposes, provided that UCB shall not conduct any [*] or any [*] and (ii) all exclusive rights to the UCB Format IP including the rights to further license and sublicense through multiple tiers, except for Licensed Compounds and Licensed Products as mentioned above.

(b) Sublicensing by ZAI. To the extent that ZAI sublicenses to its Affiliates or to any Third Party all or any portion of the rights and licenses granted by UCB under this Agreement, ZAI shall remain responsible for ensuring (and liable to UCB with respect to) the performance of and compliance by such Affiliates and/or Third Parties under the terms and conditions of this Agreement. ZAI shall ensure that any such sublicense agreement is consistent with the terms and conditions of this Agreement. In addition, solely with respect to sublicenses granted by ZAI to Third Parties, the following limitations shall apply:

To the extent such sublicense conveys rights to [*], ZAI shall (1) before granting such sublicense, notify UCB in writing [*], and (2) [*] ZAI shall provide UCB with a copy of the relevant sublicense agreement, which copy may be redacted to remove information not necessary for UCB to conform its consistence with the terms of this Agreement [*].

2.2 No Implied Licenses. Nothing herein shall be construed as creating, granting or otherwise conveying to either Party any license or other right (whether by implication, estoppel or otherwise) other than those license grants and rights that are expressly provided for in this Agreement.

2.3 Non-Competition. During [*], [*] shall not, either by itself or through its Affiliate or any Third Party, develop or commercialize any compound or product [*].

3.	Reporting Obligations and Governance.

3.1 Program Leads. On or as soon as practicable after the Effective Date, each of UCB and ZAI will designate one of its individual employees to serve as that Party’s program lead (the “Program Lead”) and primary point of contact for matters related to the coordination of activities under this Agreement. The ZAI Program Lead will also serve as chairperson of the JSC with responsibility for generating JSC meeting schedules and agendas and other administrative matters related to the conduct of JSC meetings.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

3.2 Joint Steering Committee.

(a) Membership and Participation. On or as soon as practicable after the Effective Date, the Parties will establish a Joint Steering Committee, comprised of the two (2) Program Leads, and one (1) additional representative of ZAI (the “JSC”). Each Party may replace any of its representatives on the JSC at any time upon written notice to the other Party. A Party may invite others of its or its Affiliates’ employees to attend and participate in relevant portions of meetings of the JSC as necessary to facilitate the sharing of information and discussion of any issues related to the Development Plan and/or performance of the Development Plan, including any development, regulatory or commercial matters pertaining to the Licensed Product. A Party shall notify the other Party’s Program Lead in writing if it wishes to invite a Third Party consultant or contractor to attend a JSC meeting. Any such notice shall be provided at least five (5) business days prior to the relevant JSC meeting, shall identify the Third Party consultant or contractor, and shall briefly describe the reasons the requesting Party wishes to include such individual at the meeting. The attendance and participation of any such Third Party consultant or contractor shall be subject to the prior written consent of the other Party (which will not be unreasonably withheld, delayed or conditioned). Any such consent shall be conditioned upon the following: (i) the Third Party consultant or contractor is bound by written obligations of confidentiality and non-use to the requesting Party that are consistent with the provisions of this Agreement; and (ii) the Third Party consultant or contractor enters into a suitable confidentiality and non-use agreement with the consenting Party. The Parties’ respective Program Leads will be responsible for ensuring compliance with the foregoing.

(b) Meetings. The JSC will meet during the Term at least annually, or as otherwise agreed, at such times as are agreed to by the JSC members. Such meetings may be in-person, via videoconference, or via teleconference; provided that such meetings shall be conducted in person at least once per year during the Term unless otherwise agreed to by the Parties. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present or participating. Each Party will be responsible for all of its own expenses of participating in the JSC meetings. ZAI’s Program Lead will be responsible for chairing JSC’s meetings. The Parties may elect to maintain minutes of JSC meetings, in which case the Program Leads shall also be responsible for generating and circulating such minutes. The JSC will cease to exist and no further JSC meetings will occur following the expiration of the Term.

(c) JSC Responsibilities. The JSC will be responsible during the Term for monitoring, coordinating, facilitating communication of and providing a forum for review of development, regulatory and commercial matters pertaining to the Licensed Product and the performance thereof in accordance with the Development Program. Specific JSC responsibilities shall include the following:

(i) Periodic review of ZAI’s efforts and progress under the Development Program;

(ii) Annual review and update of (a) any pre-clinical and clinical development and manufacturing progress of Licensed Products, (b) Net Sales of Licensed Product on a product by product and country by country basis, and (c) any information relating to ZAI’s partnering or sublicensing efforts; and

(iii) Serving as a general forum for the Parties to discuss any issues arising with respect to the conduct of the Development Program or matters relating to the Licensed Product, including receiving an update on ZAI’s strategic plans and progress of Development and Commercialization of Licensed Products in the Territory.

(d) Decision-making by the JSC. Any decisions by the JSC will be made by consensus of all JSC members in attendance at the applicable JSC meeting. If the JSC cannot reach consensus on a matter, then [*]. The Parties acknowledge and agree that the JSC will not have the power or authority to amend or modify any of the terms of this Agreement or to waive any Party’s rights or obligations hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

4.	Development and Commercialization.

4.1 Licensed Product Development Program.

(a) Establishment. ZAI will be solely responsible for designing and performing all aspects of the Development Program in accordance with the Development Plan. ZAI will have sole responsibility for all Development Costs. The primary focus of the Development Program will be to Develop and obtain Regulatory Approvals for one or more Licensed Products. ZAI will have final decision-making authority with respect to the design of the Development Plan and conduct of the Development Program, including, without limitation, decisions with respect to the selection and prioritization of which Licensed Products and which indications to Develop.

4.2 Development Forum. As part of the JSC, the Parties will establish a development forum (the “Development Forum”) to communicate ZAI’s performance of the Development Program and to facilitate communications and the exchange of information related to the Development and Commercialization of Licensed Products in the Territory. During each such meeting ZAI will provide UCB with an update on its strategic plans and progress of Development and Commercialization of Licensed Products in the Territory. ZAI will also consider in good faith any reasonable requests by UCB for additional information related thereto.

4.3 Regulatory. ZAI will be solely responsible for and control (at its own expense) all regulatory matters related to the Development and Commercialization of Licensed Compounds and/or Licensed Products in the Territory, including, without limitation, taking full responsibility for preparing and filing the relevant applications with the Regulatory Authorities for pre-clinical and clinical studies and for Regulatory Approval.

4.4 Manufacturing. Except for the initial supply of Licensed Compound as part of the Technology Transfer by UCB, ZAI will be solely responsible for and control (at its own expense) all aspects of the Manufacturing and supply of Licensed Products (including, without limitation, the Manufacture and supply of related Licensed Compounds being Developed by ZAI) for Development and Commercialization in the Territory.

4.5 Commercialization. ZAI will be solely responsible for and control all aspects of Commercialization of Licensed Products and will have sole responsibility for all costs arising therefrom.

4.6 Diligence. During the Term of this Agreement, (a) ZAI will use, and will cause each of its Affiliates and any Sublicensees to use, Commercially Reasonable Efforts to Develop, Manufacture, seek Regulatory Approval or Marketing Authorization for, and following Regulatory Approval or Marketing Authorization to Commercialize at least one (1) Licensed Product in the U.S. and E.U. and (b) ZAI covenants and agrees to use its best efforts to file within [*] (the “Initial IND Filing Date”) an IND filing. In the event ZAI fails to complete such IND filing by the Initial IND Filing Date, (x) a [*] consulting/negotiation period shall immediately commence, during which period representatives of ZAI and UCB shall meet and discuss the reasons for the failure by ZAI to complete the IND filing by the Initial IND Filing Date (it being expressly agreed and understood that the parties shall cooperate in good faith with each other to find a mutually acceptable date to which to extend the Initial IND Filing Date) and (x)(1) in the event that UCB and ZAI are unable to reach agreement on a mutually acceptable extended Initial IND Filing Date or (2) following mutual agreement on an extended Initial IND Filing Date, ZAI then fails to complete the IND Filing by such extended Initial IND Filing Date, then UCB shall have the right to send to ZAI written notice of UCB’s intention to terminate this Agreement and, unless ZAI completes such filing within [*] of receipt of such written notice, UCB shall then have the right to terminate this Agreement upon delivery of written notice thereof to ZAI.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

4.7 Record Keeping and Reports. ZAI will prepare and maintain, and will cause each of its Affiliates and any Sublicensees to prepare and maintain, appropriate records (in accordance with its standard policies and procedures) regarding the Development and Commercialization of Licensed Compounds and/or Licensed Products. During the Term hereof, ZAI will provide UCB with annual reports setting forth a summary of material events and information related to such Development and Commercialization and a listing of any Regulatory Approvals achieved for Licensed Products in the Territory. Any and all such reports (and all data and information set forth therein) shall be considered ZAI’s Confidential Information and shall be subject to the confidentiality and use restrictions under this Agreement. ZAI will also consider in good faith any reasonable requests by UCB for additional information (to the extent available) related thereto.

4.8 Compliance.

(a) Debarment. Each Party hereby certifies (on behalf of itself and its Affiliates) that it will not and has not employed or otherwise used in any capacity the services of any person debarred under Title 21 United States Code Section 335a in performing any activities under this Agreement. Each Party shall immediately notify the other Party in writing if any such debarment occurs or comes to its attention, and shall, with respect to any person or entity so debarred, promptly remove such person or entity from performing any activities related to or in connection with the Development Plan or this Agreement.

(b) FCPA Compliance. Each Party shall, and shall ensure that its Affiliates and any Third Party contractors shall, comply with the United Stated Foreign Corrupt Practices Act (including as it may be amended)(the “FCPA”), and any analogous laws or regulations existing in any other country or region in the Territory, in connection with its performance under this Agreement. Neither Party will make any payment, either directly or indirectly, of money or other assets, including but not limited to compensation derived from this Agreement, to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing, that would constitute violation of any law, rule or regulation.

(c) Export Control. This Agreement and the obligations of the Parties hereunder are made subject to, and limited by, all applicable restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to ZAI or UCB from time to time by the government of the United States of America. Furthermore, each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any Products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

5.	Payments and Royalties.

5.1 Up-Front Payment. ZAI will pay to UCB a one-time up-front licensee fee payment of Eight Hundred Thousand U.S. dollars ($800,000), payable (a) [*] within [*] business days after the Effective Date and will be non-refundable and (b) [*] within [*] business days after the later of the Technology Transfer Date and the completion of the Technology Transfer (it being expressly understood that completion of the Technology Transfer means [*]) and will be non-refundable.

5.2 Milestone Payments. In addition to the above, ZAI will pay to UCB each of the applicable milestone payments provided for in this Section 5.2 upon the first occurrence of the indicated milestone event. Each such milestone payment will be due and payable to UCB within [*] days after the achievement of the specified milestone event, and will be non-refundable, non-creditable and not subject

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

to set-off (except as expressly set forth herein). The following Development milestone payments will be paid only for the first Licensed Compound or Licensed Product to achieve the indicated milestone event. Following such payment, the subsequent repeated occurrence of the same milestone event by the same or another Licensed Compound or Licensed Product (and irrespective of whether a Licensed Product is Developed or Commercialized in two or more different dosage forms, dosage strengths or formulations) will not under any circumstances trigger any additional milestone payment as a result of such event.

Milestone Event	Milestone Payment
[*]	[	*]

*	If a milestone event described above for any of [*] is not achieved for a Licensed Compound or Licensed Product but one or more of subsequent milestone events described above does occur for the same Licensed Compound or Licensed Product and is achieved, such earlier skipped Milestone Payment will then be due and payable.

5.3 Royalties. ZAI will pay to UCB, on a Licensed Product-by-Licensed Product basis, running royalties on Net Sales of Licensed Products in the Territory at the applicable royalty rates, as set forth in the following table:

Aggregate Total of Annual Net Sales of a Product in the Territory	Royalty Rate
With respect to the portion of annual Net Sales less than $[*]	[	*]%
With respect to the portion of annual Net Sales equal to or greater than $[*] but less than $[*]	[	*]%
With respect to the portion of annual Net Sales equal to or greater than $[*]	[	*]%

For clarity, non-limiting examples of sample royalty calculations are set forth in Exhibit G to illustrate how royalties for Licensed Products are to be calculated, it being acknowledged and agreed that the sales numbers used in those examples are not intended to imply or represent any form of forecast or projection of actual sales results that may occur if one or more Products are approved and subsequently Commercialized in the Territory.

(a) Duration of Royalty Obligations. ZAI’s obligation to pay royalties under Section 5.3 will be in effect during the “Royalty Period” which begins on the date of First Commercial Sale of a Licensed Product in the Territory and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the later of:

(i) The expiration of the last-to-expire UCB Patent in such country having a Valid Claim that Covers such Licensed Product;

(ii) the expiration of all Regulatory Exclusivity Periods that apply to such Licensed Product in such country; or

(iii) ten (10) years after the First Commercial Sale of such Licensed Product in such country.

(b) Additional Provisions Regarding Royalties. For purposes of determining ZAI’s royalty payment obligations under Section 5.3, all Licensed Products [*] will be treated as the same Licensed Product; provided, however, that Licensed Products [*] will be considered as different from any Licensed Products [*]. In addition, ZAI’s royalty obligations under Section 5.3 will be subject to the following conditions:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

(i) Only one royalty will be due and payable with respect to the same unit of Licensed Product;

(ii) Royalties when owed or paid hereunder will be non-refundable and non-creditable and not subject to set-off, except as expressly set forth herein;

(iii) No royalties shall be due upon the sale or transfer of Licensed Product among ZAI and its Affiliates or Sublicensees, but in such cases the royalty shall be due and calculated on ZAI’s or its Affiliates or Sublicensee’s Net Sales to the first independent Third Party;

(iv) No royalties shall accrue on the disposition of Licensed Product by ZAI or its Affiliates or Sublicensees for use in any Phase I Studies, Phase II Studies, Phase III Studies or Phase IV Studies;

(v) No royalties shall accrue on the distribution of Licensed Product in reasonable quantities by ZAI or its Affiliates or Sublicensees as free samples (whether for promotion or otherwise) or as donations (for example to non-profit institutions or government agencies for non-commercial purposes); and

(vi) Notwithstanding the definition of Licensed Product, in the event that ZAI or its Affiliates sells Licensed Product in other than final finished, packaged form (including without limitation sales of bulk active Licensed Compound) to a Third Party, the royalty obligations of this Section 5.3 shall be applicable to such sales of unfinished Licensed Product in the Territory.

(c) Reduction of Royalties due to Generic Competition. The royalty payment due and payable to UCB for Net Sales of a Licensed Product in a country pursuant to Section 5.3 will be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, by [*] of the amount otherwise due on those Net Sales of such Licensed Product in such country accrued after the launch of a Generic Product during a given calendar year in the event that total unit sales of one or more Generic Product(s) in such country during the same calendar year exceeds [*] of the total unit sales volume for such Product in that country during the same calendar year, as measured by IMS health data (or if such IMS data is not available, another appropriate end user level data base maintained by an independent Third Party). For clarity, the right to reduce royalty payments in any subsequent calendar years shall only apply if unit sales of Generic Product(s) in the relevant country remain at or above the [*] threshold in such subsequent calendar year(s).

(d) Reduction of Royalties due to Third Party Payment. If it is necessary for ZAI to obtain a license from a Third Party under any intellectual property rights controlled by such Third Party in a particular country in the Territory in order to use, import or sell a Licensed Product and ZAI obtains such a license, ZAI shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to Section 5.3 with respect to the Net Sales of such Licensed Product in such country in a particular calendar quarter, an amount equal to [*] of the payment made by ZAI to such Third Party pursuant to such license during such calendar quarter; provided, that, in no event shall this Section 5.3(d) operate to reduce the royalty rates by more than [*] of what they otherwise would be without the application of this Section 5.3(d).

(e) Reduction of Royalties due to Patent Expiration. The royalty payment due and payable to UCB for Net Sales of a Licensed Product in a country pursuant to Section 5.3 will be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, by [*] of the amount otherwise due on those Net Sales of such Licensed Product in such country accrued after expiration of the last-to-expire Patents in such country having a Valid Claim that Covers such Licensed Product.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

(f) Reports and Timing of Royalty Payments. Starting on the date of First Commercial Sale of a Licensed Product in the Territory, ZAI will furnish to UCB a quarterly written report for each subsequent calendar quarter showing the Net Sales of all Licensed Products sold by ZAI, its Affiliates and Sublicensees for which royalties are payable hereunder, and the royalties due UCB on such sales. Each such royalty report shall be due within [*] days after the end of the relevant calendar quarter. The royalty payments due under Section 5.3 for each calendar quarter will be due and payable to UCB on the same date that the royalty report for the calendar quarter is due. Each royalty report shall describe in reasonable detail (based upon the data then available to ZAI) the Net Sales of each Licensed Product (including, without limitation, all deductions specified in the Net Sales definition), as well as the calculation of such Net Sales in the relevant local currency and the calculation of the exchange rate into U.S. dollars, and the calculation of royalty payments due for the relevant calendar quarter. The information contained in each report under this Section 5.3(f) shall be considered Confidential Information of ZAI.

5.4 Sublicense Payments.

(a) In the event that ZAI sublicenses to any Third Party any rights to Develop, Manufacture and/or Commercialize a Licensed Compound and/or Licensed Product in the Field in whole or in part, ZAI shall pay to UCB (x) the Royalties set forth in Section 5.3 above on the amount of annual Net Sales of Product booked by such Third Party and (y) an election of the higher of (1) the Milestone payments set forth above applicable to such sublicense and (2) a percentage of any other revenues received by ZAI from such Third Party as follows, and UCB shall make such election on a sublicense-by-sublicense agreement basis at the time ZAI enters into such sublicense agreement:

(i) With respect to a sublicense granted with respect to a Licensed Product prior to [*], [*]%;

(ii) With respect to a sublicense granted with respect to a Licensed Product prior to [*], [*]%; or

(iii) With respect to a sublicense granted with respect to a Licensed Product after [*], [*]%;

(b) “Sublicense Payments” means all payments received by ZAI from its Third Party sublicensee to the extent attributable to the grant to such Third Party of a sublicense under the license granted by UCB to ZAI under this Agreement, but excluding payment for: [*].

5.5 Payment Terms. This Section 5.5 will apply to all payments to be made by one Party to the other hereunder.

(a) Manner of Payment. All payments to be made by one Party to the other Party under this Agreement shall be made in United States dollars and by bank wire transfer in immediately available funds to such bank account as may be designated in writing by such Party from time to time. In the case of royalties due on sales of Licensed Product outside the United States, the exchange rate to be used in computing on a monthly basis the applicable royalty due UCB in U.S. dollars shall be made at the monthly rate of exchange utilized by ZAI in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded.

(b) Records and Audits. ZAI will maintain (and will cause its Affiliates and/or Sublicensees to maintain) accurate books and records of accounting to document the sales of Licensed Products and the calculation of royalties payable to UCB in the Territory. For a period of [*] following the end of the relevant calendar year, the relevant books and records will, upon written request by UCB, be made reasonably available for inspection by an internationally recognized firm of independent certified public accountants (to be selected by UCB and reasonably acceptable to ZAI) as reasonably necessary to verify the accuracy of royalty reports for the relevant period. Access to such books and records shall be during normal business hours and upon reasonable prior notice; provided that in no event will any such audits or inspections be conducted more frequently than [*]. The auditors will, upon request, enter into a

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

confidentiality agreement as reasonably requested by ZAI. The auditors will be permitted to disclose to UCB only whether the royalty reports are correct or incorrect, and the details and amounts of any discrepancies. The auditors will also provide to ZAI, upon request, a copy of any audit reports and findings that are provided to UCB as a result of such inspection. If the auditors correctly identify any underpayments or overpayments, the amount of any underpayments will be paid to UCB by ZAI within [*] of notification of the results of such inspection, and any overpayments will be fully creditable against amounts payable to UCB in subsequent periods. UCB will be solely responsible for the costs and expenses of any such audit inspections, except that in the event of an underpayment of aggregate royalties due and payable to UCB for a calendar year of more than [*] of the total amount properly due, ZAI will reimburse UCB for the reasonable documented audit fees expenses charged by the auditors for such audit inspection. For clarity, upon the expiration of [*] following the end of any calendar year, absent willful misconduct or fraud by ZAI or any of its Affiliates or Sublicensees, the calculation of royalties payable to a UCB under this Agreement with respect to such calendar year shall become binding and conclusive upon the Parties and their Affiliates, and ZAI (and its Affiliates and Sublicensees) and UCB and its Affiliates shall be released from any liability or accountability with respect to royalties due or overpayments made under this Agreement for sales of Licensed Products during such calendar year.

(c) Taxes. UCB shall be liable for all income and other taxes (including interest) imposed upon any payments made by ZAI to UCB pursuant to this Agreement. If applicable laws, rules or regulations require the withholding of such taxes, ZAI shall make such withholding payments and shall subtract the amount thereof from the payments due UCB. ZAI shall submit to UCB appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. ZAI shall, upon request, provide UCB with reasonable assistance in order to assist UCB in seeking the benefit of any present or future tax exemptions and/or treaties against double taxation which may apply to any payments due UCB under this Agreement.

(d) Interest Due. If any uncontested amount properly due and payable to a Party under this Agreement is overdue, then the paying Party will also pay interest on the amount unpaid amount accrued at the annual rate USD London Interbank Offered Rate (LIBOR) 3 months plus [*] from the date of payment was due.

6.	Ownership of Patents and Know-How/Technology Transfer.

6.1 Generally. The Parties acknowledge that the ownership rights set out in this Article 6 are subject to the terms and conditions of this Agreement (including, without limitation, the license grants and restrictions on licensing that are set forth in Article 2). At the reasonable written request of a Party, the other Party will provide written confirmation of the foregoing.

6.2 Ownership of Background IP. The Parties acknowledge that as between the Parties: (1) UCB shall retain ownership of and title to the UCB IP; and (2) ZAI shall retain ownership of and title to the ZAI Background IP.

6.3 Ownership of Development IP. [*] shall own all rights, title and interests in or to any Development Patents and Development Know-How. If [*] or any of its Affiliate makes or generates any Development IP, [*] agrees to and hereby does assign to [*] all of its right, title and interest in and to such Development IP, and agrees to take and cause its Affiliate and their employees and agents to take such further actions as reasonably requested by [*] to evidence and perfect its ownership in and to obtain intellectual property protection for the Development IP. Notwithstanding the above or anything else to the contrary in this Agreement, it is expressly agreed and understood that with respect to any Development IP and Development Know-How that is [*], [*] shall [*] such Development IP and Development Know-How [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

6.4 Disputes Regarding Ownership. In the event of a dispute between the Parties regarding ownership or inventorship of any Patent Rights which the Parties are unable to resolve, the Parties shall agree on a mutually acceptable procedure to resolve such dispute by involving independent Third Party patent counsel (to be jointly selected by the Parties to investigate and resolve such dispute in accordance with United States laws, rules and regulations governing inventorship). The costs of engaging such outside counsel for that purpose shall be [*]. The Parties agree that any disputes within the scope of this Section 6.4 shall be expressly excluded from and are not subject to resolution under the terms of Section 12.1.

6.5 Trademarks. ZAI and/or its Affiliates shall be responsible (at its/their own expense) for and control the selection, registration, maintenance, enforcement and defense of any and all trademarks for the Licensed Products in the Territory. ZAI and/or its Affiliates shall own all rights, title and interest in and to any such trademarks and any related domain names associated with the Licensed Products or which contain the trademarks. During the Term, UCB and its Affiliates shall not use or seek to register any trademarks that are confusingly similar to any of the trademarks properly registered by ZAI or its Affiliates for the Licensed Products.

6.6 Selection of CMO. Notwithstanding anything to the contrary herein, ZAI shall have the right to select one (1) or more CMOs for the Manufacture of Licensed Compounds and/or Products. Prior to any consideration of Technology Transfer to any such CMO(s), ZAI shall disclose the list of CMO(s) with whom it would like to subcontract. ZAI shall only subcontract its Manufacturing to Third Parties [*], provided that [*]. In addition, (i) ZAI shall enter into agreements with its CMO’s and subcontractors that contain confidentiality and intellectual property rights terms consistent with those set forth in this Agreement, (ii) no such subcontracting to CMO’s or subcontractors shall relieve ZAI of its obligations hereunder, and (iii) ZAI shall provide the right of termination provisions in its agreements with its CMO’s and subcontractors to protect UCB’s proprietary know-how relating to UCB Format IP.

6.7 Technology Transfer.

(a) On or before the Technology Transfer Date, UCB shall complete the Technology Transfer and transfer to ZAI all UCB Compound documentation existing as of the Effective Date. Until the Technology Transfer Date, UCB shall make reasonably available, at UCB’s cost, UCB employees/representatives who are familiar with the Licensed Compound and Licensed Product, including CMC expertise, to provide technical assistance to ZAI in connection with the Technology Transfer or the transfer of the UCB Compound technical knowledge, including ZAI’s efforts to establish and qualify a Manufacturing facility for the Licensed Compound or the Licensed Product. It is expressly agreed and understood that such technical assistance shall be limited to [*] and shall not include [*].

(b) Following the Technology Transfer Date or the utilization of the original [*] of assistance, if ZAI requires any further technical or other assistance from UCB, such assistance will be provided at a charge by UCB to be negotiated and mutually agreed upon by the Parties. In addition, during the Term of this Agreement, upon ZAI’s request and to the extent not previously provided to ZAI, UCB shall provide to ZAI with any document and other information, including pre-clinical, clinical, or regulatory data and report, that are Controlled by UCB and identified as import or material or are otherwise necessary to the Development, Manufacture or Commercialization of the Licensed Compound and Licensed Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

7.	Patent Provisions.

7.1 Prosecution of Patent Rights. Except as otherwise expressly set forth herein, during the term of this Agreement, [*] shall be the Lead Party responsible (at its own expense) for and shall control the Prosecution of the [*] Patents in the Territory, and [*] shall be the Lead Party responsible for and shall control the Prosecution of the [*] Patents in the Territory.

(a) Cooperation Generally. Each Party shall, upon request, reasonably cooperate with the other Party, as applicable, in the Prosecution of the [*] Patents. Such cooperation will include promptly executing or causing the execution of any and all documents that are reasonably necessary and appropriate to enable the Prosecution of such Patent Rights in the Territory. The Lead Party shall keep the other Party advised of the status of the actual and prospective patent applications and issued patents that are within the scope of the applicable Patent Rights for which it is responsible. The Lead Party shall promptly give notice to other Party of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights for which it is responsible that Covers a Licensed Compound or Licensed Product being Developed or Commercialized under this Agreement.

(b) Provisions Specific to [*] Patents. The Lead Party will provide the other Party a reasonable opportunity to review and comment on any planned patent applications or other substantive communications related to the [*] Patents. The Lead Party will reasonably consider and use good faith efforts to address any reasonable comments timely made by the other Party. [*] will be solely responsible for the reasonable, documented out-of-pocket costs and expenses of Prosecuting the [*] Patents in the Territory. [*] will be solely responsible for the reasonable, documented out-of-pocket costs and expenses of Prosecuting the [*] Patents in the Territory.

(c) Provisions Specific to [*] Patents. The Lead Party for the [*] Patents shall select outside patent counsel. The Lead Party will provide the other Party a reasonable opportunity to review and comment on any planned patent applications or other substantive communications related thereto. The Lead Party will reasonably consider and use good faith efforts to address any reasonable comments timely made by the other Party. In the event that the Lead Party elects not to continue the Prosecution of any [*] Patents for which it is responsible (including within any country or region within the Territory), the Lead Party will provide the other Party with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof. [*] shall be solely responsible for the reasonable, documented out-of-pocket costs and expenses with respect to the [*] Patents in all countries in the Territory [*]. However, if [*] Prosecute a given Development Patent in one or more countries in the Territory [*] will thereafter be responsible for the reasonable, documented out-of-pocket costs and expenses of Prosecuting such Development Patent(s) in such country(ies).

(d) Reimbursement of Costs. The Lead Party will, if applicable, be reimbursed by the other Party for the relevant patent costs pursuant to detailed, itemized invoices to be provided by the Lead Party at the end of each calendar quarter. Any such invoices shall be due and payable within [*] days of receipt.

(e) Patent Term Extensions. The Parties will consult with one another when considering any patent term extension or supplemental protection certificates or their equivalent for any [*] Patents which Covers one or more Licensed Products being Developed and/or Commercialized pursuant to this Agreement. In the event that any election with respect to patent term extension or supplemental protection certificates or their equivalent for any such Patent Rights is available in a country or region under applicable laws, [*] will make the election (after consultation with [*]) and [*] agrees to abide by such election; provided that such election does not adversely affect any of [*] rights hereunder.

7.2 Enforcement and Defense of Patent Rights.

(a) Notice. During the Term, each Party will promptly notify the other Party in writing upon learning of (1) any actual or suspected infringement by a Third Party of any [*] Patents that Cover the Licensed Compounds, Licensed Products and/or the manufacture or use thereof, (2) any claim of invalidity, unenforceability of any such Patent Rights, and/or (3) any misappropriation or unauthorized use by a Third Party of a Party’s Know-How. Any such notice shall identify the Third Party in question

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

and contain a brief description (based upon available information) of the relevant actions that are believed to constitute such infringement, misappropriation or unauthorized use or upon which such claims of invalidity or unenforceability are based. Responsibility and control over any actions to defend and/or enforce any such Patent Rights or Know-How under this Agreement shall be allocated between the Parties in accordance with the terms of Section 7.2(b). (The Party responsible for controlling the enforcement or defense of the relevant Patent Rights or Know-How is referred to as the “Acting Party” and the other Party is referred to as the “Supporting Party”.)

(b) Determination of Acting Party.

(i) First Right to Enforce. [*] shall have the first right (but no obligation) to be the Acting Party and to enforce and defend worldwide under its control, at its own expense, the [*] Patents with respect to such infringement. The Acting Party shall have the first right (but no obligation) to undertake and control any legal proceedings or other actions to so enforce and/or defend such Patent Rights worldwide. In such event, the Acting Party will do so at its own expense, and may undertake such proceedings and actions in the name of [*], as appropriate.

(ii) Backup Right; Control and Cooperation. The Acting Party shall promptly notify the other Party in writing if it elects not to exercise its first right to undertake and control such actions with respect to, as applicable, the [*] Patents, as provided in Section 7.2(b)(i), in which case the Party receiving the notice shall thereafter be considered the Acting Party and have the right (but no obligation) to undertake and control any such actions at its own expense and in the name of [*], as appropriate. With respect to any legal proceedings or actions initiated under this Section 7.2(b):

(A) If the Acting Party is unable to initiate or prosecute the action solely in its own name, the Supporting Party will, upon request, join the action and/or execute all documents reasonably necessary for the Acting Party to initiate, prosecute and maintain the action;

(B) The Supporting Party shall have the right to consult with the Acting Party to participate in decisions regarding the appropriate course of conduct for such action, and the additional right to join and participate in (but not control) such action at its own cost and expense; and

(C) The Supporting Party shall have the right to be represented by legal counsel of its own choice and at its own cost and expense in connection with any legal proceedings or other actions undertaken by the Acting Party pursuant to this Section 7.2 to defend or enforce the [*] Patents.

(c) Cooperation. The Supporting Party shall, upon request by the Acting Party, reasonably assist and cooperate with the efforts of the Acting Party. The Acting Party shall keep the Supporting Party informed of any developments in the action.

(d) Settlement. The Acting Party shall have the right to settle the relevant claim or actions; provided, however, that the Acting Party shall not, without the prior written consent of the Supporting Party, enter into any settlement, consent judgment or other voluntary final disposition of any claim or action that would: (i) subject the Supporting Party or its Affiliates to an injunction or otherwise adversely impact any of the Supporting Party’s rights under this Agreement; (ii) impose any financial obligation upon the Supporting Party or its Affiliates; and/or (iii) constitute an admission of guilt or wrongdoing by the Supporting Party or its Affiliates.

(e) Damages. Any recovery of damages or other compensation received by the Acting Party in connection with a claim or action involving the Patent Rights for which it is responsible under this Section 7.2 will be first applied towards the reimbursement of the Parties’ documented out-of-pocket costs and expenses associated with such claim (including reasonable attorneys’ fees, expert witness fees, court costs and other litigation costs and expenses). Any and all remaining amounts will then be allocated between the Parties [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

7.3 Patent Marking. ZAI will comply, and will cause its Affiliates and Sublicensees to comply, with applicable laws, rules and regulations in governing the marking of pharmaceutical products in the Territory to identify the relevant issued patents.

8.	Opt-Back Option.

ZAI hereby grants to UCB a Right of First Negotiation (“ROFN”) on the Licensed Product, Licensed Compound and the ZAI IP upon the [*]. UCB shall have a [*] day period following receipt of the [*] to exclusively negotiate with ZAI for the acquisition of all of ZAI’s rights thereto (such [*] day period, the “ROFN Period”), which shall include the payment of mutually acceptable upfront, milestone and royalty payments. If the Parties fail to conclude an agreement within the ROFN Period, then ZAI shall have the freedom to negotiate and enter into a proposed transaction with other Third Parties, and UCB’s ROFN under this Article 8 shall expire.

9.	Confidentiality.

9.1 Confidentiality.

(a) Confidentiality Obligations. One Party (the “Disclosing Party”) may disclose or otherwise make available to the other Party (the “Receiving Party”) certain of the Disclosing Party’s Confidential Information for use in connection with this Agreement. During the Term and for [*] years thereafter, the Receiving Party will keep confidential, will not disclose to any Third Party, and shall not use for any purpose other than as expressly permitted hereunder, any Confidential Information of the Disclosing Party. The foregoing obligations shall not apply to the extent that such information:

(i) was known to Receiving Party or any of its Affiliates prior to the time of disclosure (and such prior knowledge can be properly documented);

(ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates;

(iii) is obtained by the Receiving Party (or its Affiliates) without restrictions of confidentiality from a Third Party under no obligation of confidentiality to the Disclosing Party or its Affiliates;

(iv) is independently developed by employees or agents of Receiving Party (or its Affiliates) without the aid, application or use of the Disclosing Party’s Confidential Information (and such independent development can be properly documented); or

(v) is required by applicable law, rule, regulation, act or order of a governmental authority or agency, or a court of competent jurisdiction; provided, that the Receiving Party (1) promptly provides written notice of such requirement to the Disclosing Party so that the Disclosing Party can seek a protective order or other appropriate remedy to preserve the confidentiality of such information, (2) upon request, reasonably cooperates with the Disclosing Party in connection with such efforts, and (3) only discloses the minimum Confidential Information required to be disclosed in order to comply.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party. In addition, to the extent that any Confidential Information is disclosed pursuant to legal requirement in accordance with Section 9.1(a)(v), it shall remain otherwise subject to the confidentiality and non-use provisions of this Section 9.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

(b) Disclosure by ZAI for Regulatory Purposes. ZAI (and its Affiliates and Sublicensees) shall have the right to include UCB’s Confidential Information as reasonably necessary in its INDs, BLAs, or other submissions to Regulatory Authorities in the Territory to obtain or maintain Marketing Authorizations for any Licensed Compounds or Licensed Products under the terms of this Agreement.

(c) Permitted Disclosure by UCB. UCB shall have the right to disclose UCB Compound Know-How (which shall be considered both UCB’s and ZAI’s Confidential Information during the Term of this Agreement) if and to the extent necessary to (i) its Affiliates, and (ii) those Third Party consultants and contractors performing activities in connection with UCB’s retained rights hereunder (subject to the exclusion set forth in Section 2.1(a)). Any such disclosure to Affiliates or Third Party contractors shall be pursuant to a written agreement of confidentiality and non-use containing terms at least as restrictive as those set forth in this Agreement. UCB shall remain responsible for and liable hereunder with respect to any breach caused by any of the foregoing.

(d) Permitted Disclosure by ZAI of UCB Compound Information. During the Term, ZAI shall have the right to disclose UCB’s Confidential Information if and to the extent necessary to those of its Affiliates, Sublicensees and/or Third Party consultants and contractors performing activities in connection with the Development Program, Manufacture (subject to Section 6.6 and Section 9.1(e)) and/or the Commercialization and/or sublicensing of Licensed Compounds and/or Licensed Products under this Agreement. Any such disclosure to Affiliates, sublicensees or Third Party contractors shall be pursuant to a written agreement of confidentiality and non-use containing terms at least as restrictive as those set forth in this Agreement. ZAI shall remain responsible for and liable hereunder with respect to any breach caused by its Affiliates, Sublicensees and/ or Third Party consultants or contractors.

(e) Permitted Disclosure by ZAI of UCB Format Information. During the Term, ZAI shall not have the right to disclose UCB’s Format Confidential Information to any of its Affiliates, Sublicensees and/or Third Party consultants and contractors without [*] a written agreement of confidentiality and non-use containing terms at least as restrictive as those set forth in this Agreement. ZAI shall remain responsible for and liable hereunder with respect to any breach caused by its Affiliates, Sublicensees and/ or Third Party consultants or contractors.

(f) Other Permitted Disclosures. Each Party shall have the limited right to disclose the other Party’s Confidential Information if and solely to the extent reasonably necessary (as reasonably determined based upon the advice of such Party’s legal counsel) to be disclosed (1) to Third Parties and their respective legal counsel with whom such Party is negotiating a permitted assignment under Section 12.10, (2) to potential and actual licensees/sublicensees (and their legal counsel) of the license grant in Section 2.1 or 11.6(a)(v) and other collaborators (and their legal counsel), and/or (3) to accredited investors, qualified institutional buyers, and qualified purchasers and their legal counsel (as such terms are defined in the U.S. Securities Act of 1933 and/or the U.S. Securities Exchange Act of 1934, as amended). Prior to making any such disclosure under this Section 9.1(f), such Party shall ensure that the recipient is subject to written obligations of confidentiality and non-use that are no less restrictive than those set forth in this Agreement, and such Party will limit the content and timing of any such disclosure as much as reasonably possibly. Such Party shall remain responsible for and liable hereunder with respect to any breach caused by any of the foregoing.

9.2 Publications. ZAI and UCB each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. However, each Party also recognizes their mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, in the event that a Party wishes to make a publication (including without limitation abstracts, papers, or verbal public presentations) related to the discovery, Development, Manufacture or Commercialization of Licensed Compounds and/or Licensed Products, it shall first deliver to the other Party a copy of the proposed publication (or an outline in the case of a planned verbal presentation) at least [*] days prior to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

submission for publication or presentation. The reviewing Party shall have the rights (1) to request modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons and/or (2) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information identified by the reviewing Party prior to submission of the proposed publication or presentation. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of [*] days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Section 7.1. Upon expiration of such [*] days, the publishing Party shall be free to proceed with the publication or presentation, subject to compliance with any requests for modification as provided above. However, UCB agrees that it shall not (and shall ensure that its Affiliates and Third Party contractors do not) publish or otherwise publicly disclose in any publication or presentation of any data or information regarding [*] at any time [*].

9.3 Disclosure of Agreement Terms. Promptly after the Effective Date, the Parties shall issue a joint press release in the form attached hereto as Exhibit H. No other public disclosure of the non-public terms and conditions of this Agreement may be made by either Party, without the prior written consent of the other Party. However, each Party shall have the limited right to disclose the non-public terms and conditions of this Agreement to its Affiliates and/or if and solely to the extent reasonably necessary (as reasonably determined based upon the advice of such Party’s legal counsel) to be disclosed (1) to Third Parties and their respective legal counsel with whom such Party is negotiating a permitted assignment under Section 12.10, (2) to potential and actual licensees/sublicensees (and their legal counsel) of the license grant in Section 2.1 or 11.6(a)(v) and other collaborators (and their legal counsel), and/or (3) to accredited investors, qualified institutional buyers, and qualified purchasers and their legal counsel (as such terms are defined in the U.S. Securities Act of 1933 and/or the U.S. Securities Exchange Act of 1934, as amended.). Prior to making any such disclosure under this Section 9.3, such Party shall ensure that the recipient is subject to written obligations of confidentiality and non-use that are no less restrictive than those set forth in this Agreement, and such Party will limit the content and timing of any such disclosure as much as reasonably possible to avoid and/or minimize the disclosure of competitively sensitive information. However, nothing in this Section 9.3 shall prohibit a Party from making such disclosures if and to the extent reasonably required to comply with applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; provided that in such event, the disclosing Party shall notify and consult with the other Party prior to such required disclosure and shall diligently seek confidential treatment to the fullest extent available.

9.4 Relationship to the Confidentiality Agreement. This Agreement supersedes that certain mutual “Confidentiality Agreement” between the Parties (and/or its Affiliates) dated [*]; provided that all “Confidential Information” (as defined in that agreement) that was disclosed or received by the Parties thereunder will also be deemed to be “Confidential Information” for purposes of this Agreement and will be subject to the terms and conditions of this Agreement.

10.	Warranties; Limitations of Liability; Indemnification.

10.1 Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that: (i) it is a corporation or limited liability company duly organized, validly existing, and in good standing under applicable laws; (ii) it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement; (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and (iv) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

10.2 Additional Representations and Warranties of UCB. UCB hereby represents and warrants to ZAI as of the Effective Date that, except as otherwise disclosed in writing by UCB on or before the Effective Date: (i) UCB Controls the UCB IP and is entitled to grant the licenses to ZAI specified herein with respect thereto; (ii) UCB has not granted to any Third Party any rights or licenses under the UCB IP that would conflict with the licenses granted to ZAI hereunder; (iii) UCB has disclosed to ZAI all prior art that is material to the patentability of and/or freedom to operate with respect to any existing UCB Patents, in whole or in part; (iv) it has obtained a present written assignment to UCB of all rights to the existing UCB Patents from the inventors named thereof; (v) there are no claims, judgments or settlements against or owed by UCB, and to the best of its knowledge no pending or threatened claims or litigation, relating to the UCB Patents or UCB Know-How or the Licensed Compound; (vi) UCB has not received any written notice from any Third Party asserting or alleging that the development of UCB IP or the Licensed Compound prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party; (vii) to UCB’s knowledge, the development of UCB IP and the Licensed Compound prior to the Effective Date did not infringe any valid intellectual property rights owned or possessed by any Third Party and did not breach any obligation of confidentiality or non-use owed by such Party to a Third Party; (viii) to UCB’s knowledge, UCB does not own any Patents or Know-How, other than UCB IP, that would be necessary for the Development, Manufacture and/or Commercialization of the Licensed Compound or Licensed Product; and (ix) to UCB’s knowledge, the use of the UCB IP and the Development of the Licensed Compound and Licensed Product as contemplated by the Parties as of the Effective Date will not infringe or misappropriate the intellectual property rights of any Third Party.

10.3 Disclaimers. Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that any Licensed Products will be successful, in whole or in part. The failure of the Parties to successfully Develop or Commercialize a Licensed Product will not, of itself, constitute a breach of this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY UCB IP, ZAI BACKGROUND IP, DEVELOPMENT IP, LICENSED COMPOUNDS, MATERIALS, LICENSED PRODUCTS, PATENT RIGHTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY RIGHTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

10.4 No Consequential Damages. IN NO EVENT WILL EITHER PARTY HAVE ANY CLAIMS AGAINST OR LIABILITY TO THE OTHER PARTY WITH RESPECT TO ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING ANY CLAIMS FOR LOST PROFITS OR REVENUES) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT UNDER ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY WITH RESPECT TO INDEMNITY FOR THIRD PARTY CLAIMS AS PROVIDED IN SECTION 10.5 OR EITHER PARTY’S BREACH OF CONFIDENTIALITY AND NON-USE OBLIGATIONS HEREUNDER.

10.5 Indemnification.

(a) Indemnification by ZAI. ZAI will indemnify, defend and hold harmless UCB, its Affiliates, and their respective directors, officers, employees and agents (collectively, “UCB Indemnitees”) from and against any and all claims, demands, judgments, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Liabilities”) arising out of or in connection with any and all Third Party claims relating to: (i) any gross negligence, willful misconduct or breach of this Agreement (including its representations and warranties made under this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Agreement) by ZAI or any of its Affiliates or Sublicensees; or (ii) the Development, Manufacture or Commercialization by ZAI or any of its Affiliates or Sublicensees of any Licensed Compounds or Licensed Products, except in each case to the extent such Liabilities result from the gross negligence or willful misconduct of UCB or any of the UCB Indemnitees.

(b) Indemnification by UCB. UCB will indemnify, defend and hold harmless ZAI, its Affiliates, and their respective directors, officers, employees and agents (collectively, “ZAI Indemnitees”) from and against any and all Liabilities arising out of or in connection with any and all Third Party claims relating to any gross negligence, willful misconduct or breach of this Agreement (including its representations and warranties made under this Agreement) by UCB, except to the extent such Liabilities result from the gross negligence or willful misconduct of ZAI or any of the ZAI Indemnitees.

(c) Procedures. In the event that any Party intends to claim indemnification under this Section 10.5 with respect to a Liability, it shall promptly notify the other Party in writing of any such alleged Liability. The indemnifying Party shall have the right to control the defense thereof with counsel of its choice; provided, however, that the indemnified Party shall have the right to retain its own counsel, (with the fees and expenses to be paid by the indemnifying Party), if representation by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between the Parties in such proceeding. The affected Indemnitees shall, upon request, cooperate reasonably with the indemnifying Party and its legal representatives in the investigation and defense of any action, claim or liability covered by this Section 10.5. Neither Party may settle any claim or action related to a Liability without the consent of the other Party, if such settlement would (i) impose any monetary obligation on the other Party (unless the indemnifying Party agreed to be solely responsible for such monetary obligation), (ii) constitute an admission of guilt or wrong-doing by the other Party, or (iii) require the other Party to submit to an injunction or otherwise limit the other Party’s rights under this Agreement. Any payment made by the indemnified Party to settle any such claim or action without the indemnifying Party’s consent shall be at indemnified Party’s own cost and expense.

10.6 Insurance. Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by such Party under this Agreement. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this Agreement.

11.	Term and Termination.

11.1 Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof, will continue in effect until the expiration of ZAI’s royalty obligations to UCB under Section 5.3 in all countries in the Territory (the “Term”). However, effective upon the expiration of ZAI’s royalty obligations to UCB with respect to a given Licensed Product in a given country in the Territory: (i) the licenses granted to ZAI in Section 2.1 under the UCB IP will become fully paid up, irrevocable, royalty-free and non-exclusive with respect to such Licensed Product in such country; and (ii) ZAI and its Affiliates and Sublicensees shall have the right to continue to Commercialize the relevant Licensed Product in such country without further obligation to UCB.

11.2 Discretionary Termination by ZAI. ZAI shall have the unilateral right to terminate this Agreement (with or without cause) by providing UCB with [*] days’ prior written notice to that effect.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

11.3 Termination for Breach. Each Party shall have the unilateral right to terminate this Agreement at any time during its Term by providing written notice to that effect if the other Party is in breach of one or more of its material obligations hereunder and has not cured such breach within [*] days after the date of such notice; provided, however, that the period for curing the breach to avoid termination shall only be [*] business days in the case of a breach solely due to failure by a Party to make an uncontested payment when properly due hereunder. In the event of a good faith dispute with respect to the existence of a material breach, the cure period shall be tolled until such time as the dispute is resolved pursuant to Section 12.1.

11.4 Termination Upon Bankruptcy.

(a) Termination. Each Party shall have the unilateral right to terminate this Agreement at any time during its Term by providing written notice with immediate effect in the event that: (i) the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of all or substantially all of its assets, or (ii) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [*] days after the filing thereof, or (iii) if the other Party proposes or is a party to any dissolution or liquidation, or (v) if the other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(b) Consequences of Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by ZAI or UCB or their Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the non-insolvent Party (and its Affiliates and sublicensees) as licensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto.

11.5 Termination for challenge to the Patents. In the event that either Party or any of its Affiliates or (Sub)licensees, anywhere in the world, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy, or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding but excluding in response to any infringement claims first filed by the other Party, alleging that any claim in any Patent Rights Controlled by the other Party is invalid, unenforceable or otherwise not patentable, such other Party shall have the right to terminate this Agreement, including the rights of any (Sub)licensees, on [*] day written notice to the first Party, unless such first Party withdraws or causes the withdrawal of such proceedings within such [*]-day period.

11.6 Effects of Termination. The rights and obligations of the Parties upon termination of this Agreement shall be governed by the terms and conditions set forth in this Section 11.6 and in Section 11.7.

(a) Mutual Termination, Termination for Convenience, Force Majeure. In the event of termination of this Agreement under Section 11.2 or 12.15, or by the Parties’ mutual agreement:

(i) Except as may otherwise be agreed in writing by the Parties, ZAI will be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going clinical studies for which it has responsibility.

(ii) All licenses and rights granted by UCB to ZAI hereunder (including, without limitation, in Section 2.1) will terminate and such licenses and rights shall revert to UCB (except for those that expressly survive any such termination hereunder), and ZAI and its Affiliates and Sublicensees will have no further rights to use any UCB IP. ZAI shall promptly return to UCB (or as directed by UCB destroy and certify to UCB in writing as to such destruction) all of UCB’s Confidential Information and any Materials constituting UCB Know-How that are in ZAI’s or its Affiliates’ or Sublicensees’ possession or control.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

(iii) [*] the Licensed Compounds and/or Licensed Products that are [*] will be [*].

(iv) ZAI will [*] (it being understood that the foregoing [*] or [*].

(v) ZAI shall [*]. [*] to the extent that [*] and/or [*]. In addition, (1) UCB will [*], which include [*], (2) the provisions of [*] and [*], except that ZAI shall [*], (3) the [*] as set forth in [*] with respect to [*], and (4) UCB will [*] thereto.

(vi) Should ZAI or any of its Affiliates have any remaining inventory of Licensed Compound and/or Licensed Product ZAI will transfer such Licensed Compound or Licensed Product to UCB “AS IS” at a price equal to [*].

(b) Termination pursuant to Diligence Failure or for Material Breach, challenge to the UCB Patents or Bankruptcy of ZAI. In the event of termination of this Agreement by UCB under Section 4.6, 11.3, 11.4 or 11.5:

(i) Except as may otherwise be agreed in writing by the Parties, ZAI will be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going clinical studies for which it has responsibility.

(ii) All licenses and rights granted by UCB to ZAI hereunder (including, without limitation, in Section 2.1) will terminate and such licenses and rights shall revert to UCB (except for those that expressly survive any such termination hereunder), and ZAI and its Affiliates and Sublicensees will have no further rights to use any UCB IP. ZAI shall promptly return to UCB (or as directed by UCB destroy and certify to UCB in writing as to such destruction) all of UCB’s Confidential Information and any Materials constituting UCB Know-How that are in ZAI’s or its Affiliates’ or Sublicensees’ possession or control.

(iii) [*] the Licensed Compounds and/or Licensed Products that are [*] will be [*].

(iv) ZAI will [*] (it being understood that the foregoing [*] or [*]).

(v) ZAI shall [*]. [*] to the extent that [*] and/or [*]. In addition, (1) UCB will [*], which include [*], (2) the provisions of [*] and [*], except that ZAI shall [*], (3) the [*] as set forth in [*] with respect to [*], and (4) UCB will [*] thereto.

(vi) Should ZAI or any of its Affiliates have any remaining inventory of Licensed Compound and/or Licensed Product ZAI will transfer such Licensed Compound or Licensed Product to UCB “AS IS” at a price equal to [*].

(c) Termination for Material Breach, Challenges of ZAI Patents or Bankruptcy of UCB. In the event of termination of this Agreement by ZAI under Section 11.3, 11.4 or 11.5:

(i) To the extent permitted under applicable law, the licenses granted by UCB to ZAI under Section 2.1 shall continue in full force and effect on a transferable basis and ZAI’s payment obligation under Section 5.2 through 5.5 following the date of such termination shall continue in full force and effect but [*], provided however that in the event of a dispute between the Parties as to whether grounds for termination pursuant to Section 11.3 have arisen, the [*] shall not apply unless and until the dispute is resolved in ZAI’s favor in accordance with Section 12.1 and UCB fails to comply with the arbitrator’s decision within [*] days following such decision and fails to remedy its breach of this Agreement within such [*] day period, following which the [*] shall apply prospectively in respect of [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

11.7 Survival. Except as otherwise set forth in Section 6, the following provisions (as well as any other provision which by its terms is clearly intended to survive termination or expiration of this Agreement) will survive termination or expiration of this Agreement: Sections [*]. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this Agreement.

11.8 Change of Control.

(a) In the event that a Party is subject to a Change of Control (as defined below) such Party, or its successor in interest shall remain subject to all of the terms and conditions of this Agreement and shall, within thirty (30) days after the occurrence of such event, provide the other Party with a written certification signed on behalf of the affected Party or its successor in interest confirming such Party’s (or its successors) agreement to be bound by and perform its obligations under this Agreement. In the event that the Party undergoing a Change of Control fails to provide such written certification, or if the other Party reasonably determines, based on its assessment of available objective factual considerations, that the affected Party (or its successor in interest) will not be able to perform any of its obligations under this Agreement in accordance with the terms hereof, it shall promptly notify the affected Party in writing to that effect. The Parties shall then promptly meet to negotiate in good faith a mutually acceptable reallocation of responsibilities and/or amendments or other modification of this Agreement to address the relevant obligations of the Party undergoing the Change of Control (or its successor).

(b) As used in this Section 11.8, the term “Change of Control” means, with respect to a Party, the occurrence of any of the following events: (i) the acquisition by any Third Party (or a group of Third Parties acting in concert), whether in a single transaction or a series of transactions, of beneficial ownership of securities of such Party representing more than fifty percent (50%) of the combined voting power of such Party’s then outstanding securities entitled to vote generally in the election of directors; (ii) the consummation of a merger or consolidation of such Party with a Third Party, other than a merger or consolidation which would result in such Party’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of such Party’s voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation; or (iii) the bona fide sale, lease, transfer, exclusive license or other disposition, whether in a single transaction or series of related transactions, by such Party (or its Affiliates) of all or substantially all the assets of (A) such Party and its subsidiaries taken as a whole or (B) such Party’s subsidiaries, except in the case of both (A) and (B) if such sale, lease, transfer, exclusive license or other disposition is to a majority owned (direct or indirect) subsidiary of such Party.

12. General Provisions.

12.1 Dispute Resolution. The Parties shall negotiate in good faith and use reasonable efforts to resolve or settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. In the event that such dispute, controversy or claim is not resolved on an informal basis within twenty (20) days, any Party may, by written notice to the other, have such dispute referred to senior executives having decision-making authority on behalf of such Party (but not any member of the JSC or Development Forum), who shall attempt in good faith to resolve such dispute for a thirty (30) day period following receipt of such written notice. If the Parties do not fully settle by the foregoing process, and a Party then wishes to pursue the matter, each such dispute, controversy or claim that is not an Excluded Claim (as defined below) shall be finally resolved by binding arbitration in accordance with the [*] of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

[*], and the procedures set forth in Exhibit I, attached hereto. Judgment on the arbitration award may be entered in any court having jurisdiction thereof. As used in this Section 12.1, the term “Excluded Claim” means a dispute, controversy or claim that concerns (i) the validity or infringement of a patent, trademark or copyright; or (ii) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. For clarity, the foregoing dispute resolution mechanism shall not apply to any decision before the JSC, over which ZAI shall have the final decision making authority pursuant to Section 3.2(d).

12.2 Relationship of Parties. The relationship of the Parties hereto is that of independent contractors. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied third party beneficiaries hereunder.

12.3 Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable law.

12.4 Governing Law. This Agreement and any dispute regarding the performance or breach hereof will be governed, interpreted and construed in accordance with the laws of [*], without respect to its conflict of laws rules.

12.5 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. The execution and delivery of facsimile or PDF copies of this Agreement by the Parties will constitute a legal, valid and binding execution and delivery of this Agreement.

12.6 Headings. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.

12.7 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.

12.8 Interpretation. “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. References to any Articles or Sections include Articles, Sections and subsections that are part of the related Article or Section (e.g., a section numbered “Section 2.1” would be part of “Article 2”, and references to “Section 2.1” would also refer to material contained in the subsection described as “Section 2.1(a)”).

12.9 Binding Effect. This Agreement will inure to the benefit of and be binding upon the Parties and their respective lawful successors and assigns.

12.10 Assignment. This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld, delayed or conditioned; provided that, without any requirement for consent, (i) ZAI may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its stock or assets or that portion of its business pertaining to the subject matter of this Agreement, and (ii) UCB may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its stock or assets or that portion of its business pertaining to the subject matter of this Agreement; provided, however, it is expressly understood and agreed that any such assignment shall not relieve ZAI of any of its obligations hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

12.11 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to UCB:       UCB Biopharma Sprl

Allée de la Recherche, 60

1070 Brussels, Belgium

Attention: Anna Richo, General Counsel

Facsimile: [*]

If to ZAI:        Zai Lab (Hong Kong) Limited

1000 Zhangheng Road, Building 65

Zhangjiang Hi-tech Park, Pudong New Area

Shanghai, China

Attn: Marietta Wu

Facsimile: [*]

With a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94303

USA

Attn: Lila Hope, Esq.

Facsimile: [*]

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 12.11.

12.12 Amendment and Waiver. This Agreement may be amended or modified only by means of a written instrument signed by both Parties. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall only be effective if expressly made in writing. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

12.13 Severability. In the event that any provision of this Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

12.14 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter and supersedes all other agreements and understandings between the Parties with respect to the same subject matter. The Exhibits to this Agreement are expressly incorporated herein by reference and shall be deemed a part of this Agreement.

12.15 Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party to the extent (and only to the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

extent) that such failure is due to fire, explosion, flood, drought, war, terrorism, riot, sabotage, embargo, strikes or other labor trouble, failure of suppliers, a national health emergency, compliance with any order or regulation of any government entity acting with color of right, or any other cause beyond the reasonable control of such non-performing Party and which is not caused by the negligence, intentional conduct or misconduct of the non-performing Party (each such event or cause referred to as “force majeure”). The Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable diligent efforts to eliminate, cure or overcome any such event of force majeure and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable. The foregoing notwithstanding, nothing herein shall require any Party to settle on terms unsatisfactory to such Party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority or any litigation by any Third Party.

12.16 Further Actions. Each Party hereby agrees to execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any government antitrust agency which may be required.

{Remainder of this Page Intentionally Left Blank}

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized officers as of the Effective Date.

UCB BIOPHARMA SPRL

By:	/s/ Mark McDade
(Signature)

Name:	Mark McDade

Title:	EVP, COO

Date:	17 Sept 2015

ZAI LAB (HONG KONG) LIMITED

By:	/s/ Samantha Du
(Signature)

Name:	Samantha Du

Title:	CEO

Date:	Sept 17, 2015

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit A

Development Plan

[*] (4 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit B

Structure of UCB3000

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit C

Technology Transfer

List of Materials:

Materials	Amount
[*]	[	*]

Analytical Documentation:

Name	Short Title		Title		Status
[*]	[	*]	[	*]	[	*]

Process/Formulation Development Documentation:

[*]	Document		Reference		Status
	[	*]	[	*]	[	*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit D

UCB Compound Patents as of the Effective Date

[*] (8 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit E

UCB Format Patents as of the Effective Date

[*] (6 pages omitted)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit F

ZAI Background Patents as of the Effective Date

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit G

Sample Royalty Calculations

For the sake of clarity and by way of example, should Net Sales reach the amount of [*] during a calendar year, the applicable rates of Royalties shall be [*]% of the portion of Net Sales that are less than or equal to [*], [*]% on the portion of Net Sales that are comprised between [*] and [*] and [*]% on the portion of Net Sales that are in excess of [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit H

Press Release

Shanghai, China – 18 September 2015 – Zai Lab Ltd. announced today that it has entered into a worldwide collaboration and license agreement with UCB, a global biopharmaceutical leader (Euronext: UCB), to develop and commercialize a first-in-class monoclonal antibody against OX40 for the potential treatment of autoimmune and other inflammatory diseases. The product is a clinical candidate ready for Investigational New Drug (IND)-enabling studies and expected to enter clinical Phase 1 in 2016.

“We are excited to partner with UCB, a global leader in developing drugs to treat immunological diseases,” said Samantha Du, Zai Lab’s CEO. “By working together we wish to accelerate the development of new treatments that can potentially cure or slow the progression of devastating autoimmune diseases such as Graft-versus-Host Disease (GvHD) and Inflammatory Bowel Disease (IBD). UCB’s commitment and expertise in this field offers the best opportunity to collaboratively develop therapies to treat diseases that affect large patient populations or certain orphan diseases.”

Ismail Kola, UCB’s Chief Scientific Officer said: “Partnerships accelerate progress. While the knowledge and tools to tackle major health challenges have advanced, so too have their complexity. By bringing together Zai and UCB’s world class discovery teams we aim to create value and transform the lives of people with severe diseases.”

Under the terms of the agreement, Zai Lab will receive an exclusive, worldwide license to develop and commercialize the product in all indications. Zai Lab will lead all future clinical development, regulatory activities and commercialization. In addition to an upfront payment, UCB will receive potential development, regulatory and sales-based milestone payments and tiered royalties on net sales of the licensed product.

About Zai Lab

ZAI Lab is a leading biotech company based in China focused on discovering and developing innovative medicines for unmet medical needs globally. The company is building a strong portfolio of therapeutic programs aimed at transforming patients’ lives. Zai Lab has a world class leadership team with deep experience at global pharmaceutical and biotech organizations. The team has a strong track record of success – successfully taken five novel drug candidates into clinical trials in China, pioneered new regulatory channels, secured regulatory approvals in record times, conducted multiple IND trials in the US, and brought the first China discovered drug into Global Phase III trials. Zai Lab is committed to build a globally leading drug research and development powerhouse with a culture of excellence and teamwork and a strong focus on fostering innovation and creativity. For more information, please visit www.zailaboratory.com

About UCB

UCB, Brussels, Belgium (www.ucb.com) is a global biopharmaceutical company focused on the discovery and development of innovative medicines and solutions to transform the lives of people living with severe diseases of the immune system or of the central nervous system. With more than 8500 people in approximately 40 countries, the company generated revenue of € 3.3 billion in 2014. UCB is listed on Euronext Brussels (symbol: UCB). Follow us on Twitter: @UCB_news

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXECUTION VERSION

Exhibit I

Dispute Resolution

Arbitration Proceedings

1.	The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical business. Within thirty (30) days after initiation of an arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the [*]. The place of arbitration shall be [*], and all proceedings and communications shall be in English.

2.	Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award any damages excluded by Section 10.4. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

3.	Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable [*] statute of limitations.

4.	The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may unilaterally terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

5.	During the pendency of any arbitration the Parties shall continue to perform their respective obligations under this Agreement. To the extent that such performance involves any matter which is the subject of the dispute, claim or controversy being arbitrated, the Parties shall continue performance of such matter under this Agreement in such a manner as to the fullest extent possible maintain the status quo of the Parties with respect to the disputed matter.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.